Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

On March 30, 2018, CECO Environmental Corp. (the “Company”), Met-Pro Technologies LLC, the Company’s indirect wholly-owned subsidiary (the “Seller”), Cincinnati Fan & Ventilator Company, Inc. (the “Purchaser”) and Strobic Air Corporation (“Strobic”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) pursuant to which the Company agreed to sell Strobic to the Purchaser. Pursuant to the Purchase Agreement, the Purchaser acquired all of the capital stock of Strobic on March 30, 2018 for an aggregate purchase price of $28.5 million, subject to post-close purchase price adjustments.

The following unaudited pro forma condensed consolidated financial statements are based upon the historical financial statements of the Company, adjusted to reflect the sale of Strobic. The following unaudited pro forma condensed consolidated financial statements of the Company should be read in conjunction with the related notes and with the historical consolidated financial statements of the Company and the related notes included in its Annual Report on Form 10-K for the year ended December 31, 2017. The unaudited pro forma condensed consolidated balance sheet reflects the sale of Strobic as if it had occurred on December 31, 2017. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2017 gives effect to the sale as if it had occurred at the beginning of the period presented. The pro forma adjustments, described in Note 2, are based on the best available information and certain assumptions that the Company’s management believes to be reasonable.

The unaudited pro forma condensed consolidated financial statements are provided for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have been achieved had the sale of Strobic closed on  December 31, 2017 for the unaudited pro forma condensed consolidated balance sheet or closed at the beginning of the period presented for the unaudited pro forma condensed consolidated statement of operations, nor are they necessarily indicative of the Company’s future operating results. The adjustments and pro forma balances presented may be impacted by rounding.

CECO ENVIRONMENTAL CORP. AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2017

(unaudited)

	Reported	Pro Forma		Pro Forma
($ in thousands, except share data)	December 31, 2017	Adjustments (f)		December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$29,902	$26,750	(a)	$56,652
Restricted cash	591	—		591
Accounts receivable, net	67,990	(3,324)		64,666
Costs and estimated earnings in excess of billings on uncompleted contracts	33,947	—		33,947
Inventories, net	20,969	(942)		20,027
Prepaid expenses and other current assets	10,760	(4)		10,756
Prepaid income taxes	1,930	(97)		1,833
Assets held for sale	7,853	—		7,853
Total current assets	173,942	22,383		196,325
Property, plant and equipment, net	23,400	(203)		23,197
Goodwill	166,951	(12,966)		153,985
Intangible assets – finite life, net	49,956	(2,407)		47,549
Intangible assets – indefinite life	19,691	(1,220)		18,471
Deferred charges and other assets	4,609	—		4,609
Total assets	$438,549	$5,587		$444,136
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of debt	$11,296	$—		$11,296
Accounts payable and accrued expenses	70,786	(1,362)		69,424
Billings in excess of costs and estimated earnings on uncompleted contracts	20,469	(110)		20,359
Note payable	5,300	—		5,300
Income taxes payable	—	6,145	(b)	6,145
Total current liabilities	107,851	4,673		112,524
Other liabilities	30,382	—		30,382
Debt, less current portion	103,537	—		103,537
Deferred income tax liability, net	10,210	—		10,210
Total liabilities	251,980	4,673		256,653
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value; 10,000 shares authorized, none issued	—	—		—
Common stock, $.01 par value; 100,000,000 shares authorized, 34,707,924 shares issued and outstanding at December 31, 2017	347	—		347
Capital in excess of par value	248,170	—		248,170
Accumulated loss	(52,673)	914	(c)	(51,759)
Accumulated other comprehensive loss	(8,919)	—		(8,919)
	186,925	914		187,839
Less treasury stock, at cost, 137,920 shares at December 31, 2017	(356)	—		(356)
Total shareholders’ equity	186,569	914		187,483
Total liabilities and shareholders' equity	$438,549	$5,587		$444,136

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CECO ENVIRONMENTAL CORP. AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

DECEMBER 31, 2017

(unaudited)

	Reported	Pro Forma		Pro Forma
($ in thousands, except share and per share data)	December 31, 2017	Adjustments (e)		December 31, 2017
Net sales	$345,051	$(17,744)		$327,307
Cost of sales	231,857	(12,285)		219,572
Gross profit	113,194	(5,459)		107,735
Selling and administrative expenses	88,975	(3,242)		85,733
Amortization and earnout expenses	7,132	(621)		6,511
Intangible asset and goodwill impairment	7,168	—		7,168
Restructuring expenses	1,895	—		1,895
Income from operations	8,024	(1,596)		6,428
Other income (expense), net	106	(4)		102
Interest expense	(6,721)	—		(6,721)
Income (loss) before income taxes	1,409	(1,600)		(191)
Income tax expense	4,438	(624)	(d)	3,814
Net loss	$(3,029)	$(976)		$(4,005)
Net loss attributable to noncontrolling interest	$—	$—		$—
Net loss attributable to CECO Environmental Corp.	$(3,029)	$(976)		$(4,005)
Loss per share:
Basic	$(0.09)			$(0.12)
Diluted	$(0.09)			$(0.12)
Weighted average number of common shares outstanding:
Basic	34,445,256			34,445,256
Diluted	34,445,256			34,445,256

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NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

Note 1: Basis of Presentation

The unaudited pro forma condensed consolidated financial statements are based on the historical financial information of the Company adjusted to give effect to the sale of Strobic.

The unaudited pro forma condensed consolidated balance sheet reflects the sale of Strobic as if it had occurred on December 31, 2017. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2017 gives effect to the sale as if it had occurred at the beginning of the period presented. The unaudited pro forma condensed consolidated financial statements are based upon available information and assumptions that the Company believes are reasonable under the circumstances and are prepared to illustrate the estimated effects of the sale.

The unaudited pro forma condensed consolidated financial statements have been provided for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have been achieved had the sale occurred on December 31, 2017 for the unaudited pro forma condensed consolidated balance sheet or at the beginning of the period presented for the unaudited pro forma condensed consolidated statement of operations, nor are they necessarily indicative of the Company’s future operating results.

Note 2: Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed consolidated financial statements:

(a) Reflects the gross proceeds of $28.5 million and transaction costs of $1.8 million from the sale of Strobic.

(b) Reflects the estimated current tax liability from the gain on the sale of Strobic using a federal statutory tax rate of 21% and a state tax rate of 5%.

(c) Reflects the net effect to accumulated earnings after pro forma adjustments.

(d) The tax effect of the pro-forma adjustments was calculated using the blended statutory tax rate of 39%.

(e) Reflects the pro forma adjustments to eliminate the revenues and expenses that are directly attributable to Strobic and will not continue after the completion of the sale.

(f) Reflects the pro forma adjustments to eliminate the assets and liabilities that are directly attributable to Strobic.

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